Exhibit 15

May 10, 2022

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Ultrapar Participações S.A and, under the date of May 10, 2022, we reported on the consolidated financial statements of Ultrapar Participações S.A as of and for the years ended December 31, 2021 and 2020 and the effectiveness of internal control over financial reporting as of December 31, 2021. On December 9, 2021, we were notified that Ultrapar Participações S.A engaged Deloitte Touche Tohmatsu Auditores Independentes as its principal accountant for the year ending December 31, 2022 and that the auditor-client relationship with KPMG Auditores Independentes Ltda. will cease upon completion of the audit of Ultrapar Participações S.A. consolidated financial statements as of and for the year ended December 31, 2021 and the effectiveness of internal control over financial reporting as of December 31, 2021, and the issuance of our reports thereon. We have read Ultrapar Participações S.A 's statements included under Item 16F of its Form 20-F dated May 10, 2022, and we agree with such statements, except that we are not in a position to agree or disagree with Ultrapar Participações S.A statement that Deloitte Touche Tohmatsu Auditores Independentes was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Ultrapar Participações S.A consolidated financial statements or the effectiveness of internal control over financial reporting.

Very truly yours,

KPMG Auditores Independentes Ltda.